Exhibit 12

                           Computation of Ratios

Net Income Per Share               =  Net Income/Average Common Shares
                                       Outstanding

Cash Dividends Per Share           =  Dividends Paid/Average Common Shares
                                       Outstanding

Book Value Per Share               =  Total Shareholders' Equity/Average
                                       Common Shares Outstanding

Return on Average Assets           =  Net Income/Average Assets

Return on Average Shareholders'    =  Net Income/Average Shareholders'
 Equity                                Equity

Net Interest Margin                =  Net Interest Income/Average Earning
                                       Assets

Noninterest Expense to Average     =  Noninterest Expense/Average Assets
 Assets

Efficiency Ratio                   =  Noninterest Expense/(Net Interest Income
                                       Plus Noninterest Income)

Average Loans to Deposits          =  Average Net Loans/Average Deposits
                                       Outstanding

Dividend Payout                    =  Dividends Declared/Net Income

Average Shareholders' Equity to    =  Average Shareholders' Equity/Average
 Average Assets                        Assets

Tier I Capital Ratio               =  Shareholders' Equity--Intangible
                                       Assets--Securities Mark-to-market
                                       Capital Reserve (Tier I Capital)/
                                       Risk Adjusted Assets

Total Capital Ratio                =  Tier I Capital Plus Allowance for Loan
                                       Losses/Risk Adjusted Assets

Tier I Leverage Ratio              =  Tier I Capital/Average Assets

Net Charge-offs to Average Loans   =  (Gross Charge-offs Less Recoveries)/
                                       Average Net Loans

Non-performing Loans to Period     =  (Nonaccrual Loans Plus Loans Past Due
 End Loans                             90 Days or Greater)/Gross Loans Net
                                       of Unearned Interest)

Non-performing Assets to Period    =  (Nonaccrual Loans Plus Loans Past Due
 End Assets                            90 Days or Greater Plus Other Real
                                       Estate)/Total Assets

Allowance for Loan Losses to       =  Loan Loss Reserve/(Gross Loans Net
 Period End Loans                      of Unearned Interest

Allowance for Loan Losses to Non-  =  Loan Loss Reserve/(Nonaccrual Loans
 Loans                                 Performing Plus Loans Past Due 90 days
                                       or Greater)


                                       84